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                                                                   Exhibit 99.1


                                                PRESS RELEASE
                                                For Information Contact:
                                                Murray Pitkowsky
                                                Senior VP and CFO
                                                Datascope Corp.
                                                14 Philips Parkway
                                                Montvale, NJ 07645
                                                (201) 307-5504


FOR IMMEDIATE RELEASE:

               Datascope Reports Higher Third Quarter 2003 Results

         Montvale, New Jersey, April 24, 2003 ... Datascope Corp. (Nasdaq:
DSCP) reported net earnings for the third quarter of $6.4 million, 6% higher year-over-year, and equivalent to earnings of 43 cents per share versus 40 cents per share last year. Sales rose to $84.7 million, 4% above year-ago sales of $81.4 million. Sales in the third quarter benefited from favorable foreign exchange translation in the amount of $2.3 million.

         In the nine months ended March 31, 2003, net earnings were $17.0 million or $1.15 per share, compared with net earnings of $7.7 million or 51 cents per share in the year-ago period. The nine month earnings for fiscal 2003 included a special gain recorded earlier this year of $3.0 million pretax, equivalent to 13 cents per share. Earnings for the nine month period last year included restructuring charges of $11.5 million pretax, equivalent to 63 cents per share. Sales in the nine month period rose 4% to $239.2 million compared to $230.6 million a year ago. Sales in the nine month period benefited from favorable foreign exchange translation in the amount of $4.4 million.

         The company stated that the sales increase in the third quarter was achieved despite sharply reduced sales of VasoSeal(R) products which were more than offset by sales growth in all other businesses.

         In the third quarter, sales of VasoSeal arterial puncture sealing devices decreased 28% to $9.7 million, as strong competitive pressures in the market continued. During the quarter, the company introduced the Elite(TM) product, the next-generation VasoSeal, and began shipments to a limited number of hospitals. While application of prior generation VasoSeal products has been largely restricted to diagnostic cases, many of the Elite customers have begun using Elite for interventional cases as well. User response to Elite has been very favorable and suggests that this product will improve VasoSeal's competitive position.

         The company noted, however, that production problems that arose shortly after manufacturing of Elite began have interrupted the company's ability to manufacture and fill customers' orders and delayed the full market launch of VasoSeal Elite. The company believes that the manufacturing problems have been resolved and plans for shipments to restart in June. However, the company estimates that the Elite production problems and associated sales shortfall will have an adverse effect on fourth quarter earnings per share of approximately 16 cents.


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         Sales of patient monitoring products rose 9% to $35.1 million in the third quarter, driven by increased sales of wireless central monitoring systems, Masimo SET(R)(1) pulse oximetry sensors and Accutorr(R) Plus noninvasive blood pressure monitors. Shipments of the new Anestar(TM) anesthesia delivery system also contributed to the sales increase.

         During the third quarter the company introduced the Spectrum(TM) and Trio(TM) multi-function patient monitors. The Spectrum monitor is a battery-powered, portable bedside monitor for the high-end, critical care market, a $650 million market segment. The Trio is a compact and highly portable monitor with applications in a wide variety of hospital and outpatient settings. It is aimed at price sensitive markets such as surgery centers, general hospital applications and international markets. The Trio should enable Datascope to expand its share of an estimated $80 million low cost monitor market. Shipments of Spectrum in the U.S. and to international markets began in the third quarter. Shipments of Trio to international markets began in the third quarter and U.S. sales are expected to begin in the first half of fiscal 2004 when FDA market clearance is expected.

         Cardiac assist product sales increased 14% to $31.6 million in the third quarter, reflecting strong worldwide sales of intra-aortic balloon pumps, higher international sales of balloon (IAB) catheters, the favorable effect of foreign exchange translation and comparison to a weak third quarter last year. Sales of IAB catheters to the company's distributor in Japan increased in the third quarter, after declining in the first and second quarters, as the distributor resumed its normal purchasing patterns. Sales of the new, premium-priced Fidelity(TM) 8 Fr. IAB catheter continued to grow, accounting for 51% of total IAB catheter sales in the third quarter.

         Sales of InterVascular, Inc. increased 4% to $7.9 million in the third quarter, primarily reflecting the positive effect of a weaker U.S. dollar on international sales in direct markets, increased sales of the InterGard Silver(TM) anti-microbial graft in Europe and a modest increase in U.S. sales.

         As reported in our last quarterly press release dated January 23rd, consistent with our objective to produce consistent value for shareholders on a long as well as a short-term basis, Datascope will discontinue its practice of offering earnings forecasts at the end of the current fiscal year. For the fourth quarter, the company expects earnings per share in the range of 40-44 cents.

         On May 16, 2001, Datascope announced that its Board of Directors authorized $40 million to buy shares of its common stock from time to time, subject to market conditions and other relevant factors affecting the company. To date the company has repurchased approximately 422 thousand shares at a cost of $17.1 million. The remaining balance under the existing share repurchase program is $22.9 million.

         Datascope's news releases and other company information, including specifics about its April 25, 2003 conference call and webcast (at noon, Eastern Daylight Time, call in number: 800-289-0494), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.



--------
(1) Masimo SET is a registered trademark of Masimo Corp.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements as a result of many important factors. Many of these important factors cannot be predicted or quantified and are outside our control, including the possibility that the restart of shipments of Elite will be delayed beyond June because production problems have not been resolved, that sales of Elite will not improve VasoSeal's competitive position, that FDA clearance will not be received in time to begin sales of the new Trio monitor in the first half of fiscal 2004, market conditions may change, particularly as the result of competitive activity in the Cardiac Assist, Vascular Sealing and other markets served by the company, the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for Patient Monitoring, Cardiac Assist and VasoSeal products and the company's ability to gain market acceptance for new products. Additional risks are the ability of the company to successfully introduce new products, continued demand for the company's products generally, rapid and significant changes that characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

                                       ***



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                        Datascope Corp. and Subsidiaries
                       Consolidated Statements of Earnings
                    (In thousands, except per share amounts)


                                                               Nine Months Ended                Three Months Ended
                                                                   March 31,                          March 31,
                                                          ----------------------------      ----------------------------
                                                             2003               2002           2003               2002
                                                          ---------          ---------      ---------          ---------
Net Sales                                                 $ 239,200          $ 230,600      $  84,700          $  81,400
                                                          ---------          ---------      ---------          ---------
Costs and Expenses:
  Cost of sales                                             100,542             94,961         35,968             34,867
  Research and development
    expenses                                                 21,787             18,843          7,495              6,947
  Selling, general and
    administrative expenses                                  95,568             92,824         32,250             31,179
  Gain on legal settlement (A)                               (3,028)                --             --                 --
  Restructuring charges (B)                                      --             11,463             --                 --
                                                          ---------          ---------      ---------          ---------
                                                            214,869            218,091         75,713             72,993
                                                          ---------          ---------      ---------          ---------
Operating Earnings                                           24,331             12,509          8,987              8,407
  Other (Income), net                                          (975)            (1,026)          (383)              (389)
                                                          ---------          ---------      ---------          ---------
Earnings Before Taxes on Income                              25,306             13,535          9,370              8,796
Taxes on Income                                               8,260              5,880          2,999              2,770
                                                          ---------          ---------      ---------          ---------
Net Earnings                                              $  17,046          $   7,655      $   6,371          $   6,026
                                                          =========          =========      =========          =========
Earnings Per Share, Basic                                 $    1.15          $    0.52      $    0.43          $    0.41
                                                          =========          =========      =========          =========
Weighted Average Common
  Shares Outstanding, Basic                                  14,775             14,805         14,769             14,778
                                                          ---------          ---------      ---------          ---------
Earnings Per Share, Diluted                                   $1.15              $0.51          $0.43              $0.40
                                                          =========          =========      =========          =========
Weighted Average Common
  Shares Outstanding, Diluted                                14,840             15,099         14,818             14,950
                                                          ---------          ---------      ---------          ---------

(A) The gain on legal settlement in FY 2003 of $3.0 million pretax, equivalent to $0.13 per diluted share, resulted from the settlement of patent infringement litigation against Vascular Solutions, Inc., net of related expenses.

(B) Restructuring charges recorded in FY 2002 were $11.5 million pretax, equivalent to $0.63 per diluted share.

                        Datascope Corp. and Subsidiaries
                      Consolidated Statements of Cash Flows
                             (Dollars in thousands)


                                                                        Nine Months Ended
                                                                             March 31,
                                                                    --------------------------
                                                                      2003              2002
                                                                    --------          --------
Operating Activities:
     Net cash provided by operating activities                      $ 27,367          $  8,827
                                                                    --------          --------

Investing Activities:
     Capital expenditures                                             (4,168)           (5,171)
     Purchases of investments                                        (43,885)          (60,013)
     Maturities of investments                                        31,519            66,271
                                                                    --------          --------
     Net cash (used in) provided by investing activities             (16,534)            1,087
                                                                    --------          --------

Financing Activities:
     Treasury shares acquired under repurchase programs                 (657)           (8,857)
     Exercise of stock options and other                                 253               899
     Cash dividends paid                                              (2,218)           (2,217)
                                                                    --------          --------
     Net cash used in financing activities                            (2,622)          (10,175)
                                                                    --------          --------

     Effect of exchange rates on cash                                   (955)             (101)
                                                                    --------          --------

Increase in cash and cash equivalents                                  7,256              (362)
Cash and cash equivalents, beginning of period                         5,548             5,545
                                                                    --------          --------

Cash and cash equivalents, end of period                            $ 12,804          $  5,183
                                                                    ========          ========



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                        Datascope Corp. and Subsidiaries
                           Consolidated Balance Sheets
                                 (In thousands)


                                                              March 31,       June 30,
                                                                2003           2002
                                                              ---------      ---------
Assets
Current Assets:
  Cash and cash equivalents                                   $  12,804      $   5,548
  Short-term investments                                         27,551         15,817
  Accounts receivable less allowance for
    doubtful accounts of $1,845 and $1,159                       70,211         79,400
  Inventories                                                    55,159         51,930
  Prepaid expenses and other current assets                      14,627         14,874
                                                              ---------      ---------
      Total Current Assets                                      180,352        167,569

Property, Plant and Equipment, net of accumulated
    depreciation of $66,550 and $61,622                          89,128         89,897
Long-Term Investments                                            31,157         30,525
Other Assets                                                     31,008         28,031
                                                              ---------      ---------
                                                              $ 331,645      $ 316,022
                                                              =========      =========

Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable                                            $  16,330      $  15,258
  Accrued expenses                                               14,898         16,393
  Accrued compensation                                           12,922         13,218
  Deferred revenue                                                3,984          4,459
                                                              ---------      ---------
      Total Current Liabilities                                  48,134         49,328

Other Liabilities                                                16,176         15,716
Stockholders' Equity
  Preferred stock, par value $1.00 per share:
    Authorized 5 million shares; Issued, none                        --             --
  Common stock, par value $.01 per share:
    Authorized, 45 million shares;
    Issued, 17,741 and 17,724 shares                                177            177
  Additional paid-in capital                                     72,795         72,542
  Treasury stock at cost, 2,972 and 2,946 shares                (87,141)       (86,484)
  Retained earnings                                             287,399        272,570
  Accumulated other comprehensive loss                           (5,895)        (7,827)
                                                              ---------      ---------
                                                                267,335        250,978
                                                              ---------      ---------
                                                              $ 331,645      $ 316,022
                                                              =========      =========
